UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2010

MOTORS LIQUIDATION COMPANY
(Exact Name of Registrant as Specified in its Charter)

1-43 (Commission File Number)	DELAWARE (State or other jurisdiction of incorporation)	38-0572515 (I.R.S. Employer Identification No.)

500 Renaissance Center, Suite 1400, Detroit, Michigan (Address of Principal Executive Offices)	48243 (Zip Code)

(313) 486-4044
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement

On July 30, 2010, Motors Liquidation Company (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with General Motors Automotive Holdings S.L. (“GMAH”) with respect to the sale of all of the issued and outstanding shares of common stock (the “Shares”) of General Motors Strasbourg S.A.S. (“GMS”), a wholly-owned subsidiary of the Company.  GMAH is an indirect wholly-owned subsidiary of General Motors Company (“GMC”), a corporation to which the Company sold substantially all of its assets on July 10, 2009 and in which the Company owns shares of common stock and warrants to acquire newly issued shares of GMC common stock.

Pursuant to the terms of the Stock Purchase Agreement, GMAH has agreed to purchase the Shares from the Company for €1 (the “Sale”).  The Sale is subject to (i) the issuance of an order of United States Bankruptcy Court for the Southern District of New York approving the Sale, (ii) the filing of a motion with the Court of Strasbourg, France, for the purpose of obtaining approval of a conciliation agreement that the Company, GMAH and GMS entered into on July 30, 2010, and (iii) other customary closing conditions.

Pursuant to the terms of the Stock Purchase Agreement, each of the Company and GMAH make certain representations and warranties to the other regarding the Sale and the transactions that are contemplated by the Stock Purchase Agreement.  Subject to certain exceptions, these representations and warranties shall survive until the first anniversary of the closing of the Sale and, in the event of a breach, each of the Company and GMAH is required to indemnify the other against any losses that result from such breach up to an aggregate amount of €1,000,000 and until the later to occur of December 31, 2010 and the effective date of a chapter 11 plan with respect to the Company pursuant to section 1121(a) of title 11 of the United States Code.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORS LIQUIDATION COMPANY (Registrant)
August 5, 2010	By:	/s/ James Selzer
(Date)		James Selzer
Vice President and Treasurer

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